EXHIBIT 10.15

PROPERTY MANAGEMENT AGREEMENT
BETWEEN
GRUBB & ELLIS REALTY ADVISORS, INC.,
as Owner
AND
GRUBB & ELLIS MANAGEMENT SERVICES, INC.,
as Manager
Dated as of:
                                        , 2005

TABLE OF CONTENTS
ARTICLE I
APPOINTMENT OF MANAGER, TERM AND TERMINATION

i

ii

EXHIBITS AND SCHEDULES

Exhibit A	Legal Description
Schedule 1	Financial Reports
Schedule 2	Security Deposits
Schedule 3	Reimbursable Personnel

iii

PROPERTY MANAGEMENT AGREEMENT
     THIS PROPERTY MANAGEMENT AGREEMENT (“Agreement”) is made and entered into as of this                      day of                     , 2005, by and between GRUBB & ELLIS REALTY ADVISORS, INC., a Delaware corporation (“Owner”), and GRUBB & ELLIS MANAGEMENT SERVICES, INC., a Delaware corporation (“Manager”).
RECITALS
     A. Owner intends to acquire as investments one or more parcels of real property with improvements thereon; and
     B. Owner intends to retain the services of Manager, as an independent contractor and Owner’s agent to the extent expressly set forth herein, to manage and operate such properties pursuant to the express terms and conditions set forth below.
AGREEMENTS
     NOW, THEREFORE, in consideration of the foregoing recitals which are hereby incorporated herein by this reference and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
APPOINTMENT OF MANAGER, TERM AND TERMINATION
     Section 1.1 Exclusive Agency. Owner hereby hires and appoints Manager on the terms and conditions hereinafter provided, as the sole and exclusive management agent for all real property acquired by Owner from and after the Effective Date (as defined below) together with all improvements and personal property thereon. From time to time, as Owner acquires one or more real properties, such property shall be legally described on Exhibit A attached hereto and by this reference incorporated herein. Upon acquisition by Owner of title to each such parcel of real property, Owner shall provide Manager with the legal description thereof, and Owner and Manager shall execute an amendment to this Agreement to incorporate such legal description into Exhibit A. The parcels of real property described on Exhibit A may be individually referred to as a “Property”, and collectively referred to as the “Properties”. Manager hereby accepts said appointment on the terms and conditions set forth below, and recognizes that a relationship of trust and confidence is created by this Agreement. Manager represents and warrants that it currently and throughout the term hereof shall possess the skills and experience to manage projects of comparable quality and nature and that it and all necessary personnel shall, where applicable, be duly licensed to perform the services required herein consistent with the real estate brokerage laws in the states in which the Properties are located.
     Section 1.2 Management Term. This Agreement shall commence upon the consummation of an acquisition by the Company, through a purchase, asset acquisition or other business combination, of one or more commercial real estate properties and/or assets, including by acquisition of an operating company (the “Effective Date”) and, unless sooner terminated as provided herein, shall thereafter continue for a consecutive twelve (12) month period. Unless either party elects not to renew this Agreement by written notice to the other no later than thirty (30) days prior to the end of any current term, this Agreement shall be automatically renewed for successive terms, each with a duration of one year unless otherwise terminated, as set forth below. Notwithstanding the foregoing, at any time during the management term, Owner and Manager shall each have the absolute right and power to terminate this Agreement, with or without cause, upon sixty (60) days’ prior written notice to the non-terminating party. Owner shall have the absolute right to immediately remove Manager from any or all of the Properties upon delivery of said sixty (60) day notice; however, unless terminated for cause as set forth below, Manager shall be entitled to receive a Management Fee for the subsequent sixty (60) day period consistent with the terms and conditions set forth in Section 2.2 below.
     Section 1.3 Termination for Cause. Notwithstanding the stated term hereof, this Agreement may be terminated by either party hereto for cause. If such termination right is exercised by Owner, the termination will be effective immediately upon delivery of written notice to Manager. Manager’s right to terminate for cause shall be effective immediately upon delivery of written notice to Owner. The only definitions of “cause” below that will permit Manager to terminate for cause are the definitions in subsections (i) and (iii)(a), (iii)(b) or (iii)(c).
     “Cause”, as used herein, shall mean and refer to:
(i)	the failure by either party to perform or comply with any of its material obligations hereunder at the time or times and in the manner required under this Agreement without attempting to diligently and continuously commence curing such failure within thirty (30) days of receipt by the non-performing party of notice of such failure (unless such failure is of a criminal or quasi-criminal nature, in which event no cure period shall be provided); or

(ii)	Manager is grossly negligent in the performance of its obligations under this Agreement or intentionally or willfully defaults under this Agreement; or
(iii)	(a)	If Manager or Owner shall file a voluntary petition in bankruptcy, or shall be adjudicated a bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, liquidation, dissolution or similar relief for itself under the present or any future federal bankruptcy act or any other present or future applicable federal, state or other statute or law relative to bankruptcy, insolvency or other relief for debtors, or under any regulation promulgated thereunder; or

	(b)	If a court of competent jurisdiction shall enter an order, judgment or decree approving a petition filed against Manager or Owner seeking any reorganization, arrangement, composition, liquidation, dissolution or similar relief under the present or any future federal bankruptcy act or any other present or future applicable federal, state or other statute or law relating to bankruptcy, insolvency, or other relief for debtors, and such party shall acquiesce in the entry of such order, judgment or decree or such order, judgment or decree shall remain unvacated and unstayed for an aggregate of sixty (60) days from the date of entry thereof, or any trustee, receiver, conservator or liquidator of such party or of all or any substantial part of such party’s property shall be appointed without the consent or acquiescence of such party and such appointment shall remain unvacated and unstayed for an aggregate of sixty (60) days; or

(c)	If Manager or Owner shall become insolvent or admit in writing its inability to pay its debts as they mature or is generally not paying its debts as they mature or makes an assignment for the benefit of creditors; or
(iv)	Owner sells, transfers or otherwise conveys its interest in all of the Properties.
     This Agreement shall be deemed to be terminated automatically with respect to any particular Property upon the date of the closing of a sale, transfer or conveyance of such Property to any person other than an affiliate of Owner.
     Notwithstanding any such notice of termination by Owner or Manager, Manager shall be and remain liable for the performance and the fulfillment of its fiduciary duties and other obligations hereunder and shall maintain all records, documents, property and files unimpaired through and including the effective date of termination and thereafter as required by the terms set forth herein. Neither party, by exercising its right to terminate this Agreement in accordance with the terms hereof, shall relinquish any remedy available to it at law or in equity.
     Section 1.4 Obligations Upon Termination.
     (a) Upon expiration or termination of this Agreement with respect to any Property for any reason, Manager shall use diligent efforts to deliver to Owner within 30 days (and in no event more than 45 days) a full and final accounting, which shall include a statement, outlining in detail any Fees (as defined in Section 2.2), and any reimbursements due to Manager hereunder, and shall simultaneously with the delivery of such certified statement cause all funds held by Manager relating to such Property to be delivered to Owner, deducting only such sums, including the Fees or any other amounts due or payable or to become due or payable to Manager, not then the subject of any dispute. In the event Owner concurs with Manager’s final accounting and any reimbursements due to Manager, Owner shall promptly pay Manager such amount which remains unpaid, which payment shall be made not later than 30 days after receipt of Manager’s final accounting; however, if Owner does not concur with the final accounting and any reimbursements due to Manager, the controversy as to the actual amount due to Manager shall be negotiated in good faith by Owner and Manager, using the parties’ reasonable efforts to resolve any disputes promptly. In any event, the Owner shall promptly pay to the Manager prior to the resolution of any such disputes, any amounts not in dispute.

     (b) Upon termination with respect to any Property, Manager shall promptly deliver to Owner (or Owner’s designee) all original books, records, correspondence, bills and invoices and all other documents, and personal property in Manager’s possession relating to the applicable Property and not previously delivered to Owner, including, without limitation, all accounting books and records, rent rolls, security deposit schedules, payroll records, originals and copies of all leases, correspondence, service contracts and agreements, and technical data with respect to operation and maintenance of the various systems of the Property.
     (c) Upon termination with respect to any Property, Manager shall surrender the Property to Owner and quit the premises on the date required by Owner. Manager shall use commercially reasonable efforts to cooperate with Owner to accomplish an orderly transfer and transition of the operation and management of the Property to a party designated by Owner. Owner shall assume all obligations and commitments for goods and services authorized herein and made prior to termination by Manager.
     (d) Upon termination of this Agreement with respect to any Property, at the request of Owner, Manager shall, at the cost and expense of Owner, remove all signs previously approved for installation by Owner wherever located on such Property indicating that Manager is the managing agent and replace and restore any damage resulting therefrom, reasonable wear and tear excepted.
     (e) The expiration or termination of this Agreement in its entirety or with respect to any particular Property under the provisions of this Article I shall not effect the rights of either party with respect to any damages it has suffered as a result of any breach of this Agreement, nor shall it affect the rights or obligations of either party with respect to liability or claims accrued, or arising out of events occurring, prior to the date of expiration or termination, all of which shall survive such expiration or termination.
ARTICLE II
MANAGEMENT DUTIES, RESPONSIBILITIES AND COMPENSATION
     Section 2.1 Performance of Duties. Manager on behalf of Owner and subject to Owner’s approval rights as set forth herein, shall use its commercially reasonable efforts in the management and operation of the Properties. Manager shall operate each Property and provide those management services, including but not limited to those set forth below, which are customarily provided by managers of comparable quality and type real estate in the same geographic area where the applicable Property is located. Manager shall implement, or cause to be implemented, the decisions of Owner. Manager shall use its commercially reasonable efforts to conform to all policies and programs established from time to time by Owner and furnished in writing to Manager and the scope of Manager’s authority shall be expressly limited in accordance with such polices. Manager shall act in a commercially reasonable manner with respect to the proper protection of and accounting for Owner’s assets. Manager shall deal at arm’s length with all third parties and Manager shall serve Owner’s interest at all times.
     Section 2.2 Fees.

     (a) Management Fee. Owner shall pay to Manager, as compensation for the services rendered by Manager under this Agreement for management services, the following fees (the “Management Fee”): a monthly fee with respect to each Property equal to the greater of (a) four percent (4%) of the Property’s monthly gross cash receipts from the operations of the Property, or (b)the minimum monthly fee established by Owner and Manager for such Property set forth in Exhibit A. Gross Cash Receipts shall be defined as revenues collected from Property operations, including but not limited to: (A) all tenant rentals (including common area maintenance charges, escalation, percentage rent, if any) and any other fees and charges collected pursuant to leases, occupancies or use of the Property; (B) security deposits forfeited by tenants during or in respect to the term hereof; (C) vending machines and garage income, if applicable; (D) proceeds from rental interruption insurance received in respect of the applicable period; (E) net income from work orders, construction charges, supervisory, consent or approval charges and license and storage fees, if applicable; and (F) all other net operating income for any services or products furnished or billed to tenants or any other users. Gross Cash Receipts shall specifically not include: (i) the amount of any security deposits until such time as a security deposit is applied to unpaid rent but not if applied as reimbursement for property damage or expenses incurred by Owner, (ii) prepaid rent until such time as it is applied to the applicable month’s rental payments, (iii) sales proceeds, (iv) insurance proceeds (except for rental interruption, loss of business income or such other comparable insurance recovery which is based on lost rental income which insurance proceeds shall be included in Gross Cash Receipts), (v) tax refunds, (vi) condemnation awards, (vii) interest on funds on deposit or (viii) any cash proceeds received outside the day-to-day operation of the Property. The monthly Management Fee for each Property shall be payable monthly in advance commencing with the month in which such Property is acquired as follows: on or before the first day of the applicable month, Manager shall receive the greater of (a) the estimated monthly Management Fee as set forth in the Budget (as defined in Section 2.13 below) and (b) the monthly Management Fee due for the prior calendar month. On or before January 15th of each calendar year of the term, Manager shall reconcile the Management Fee for each Property paid to Manager for the prior calendar year with the actual amount of Management Fee due for the applicable Property, and shall adjust the monthly Management Fee paid for the month of February in the current calendar year by the amount of any such over- or under-payment of Management Fee for the prior calendar year. Manager shall be permitted to issue a check or withdraw funds for payment of the Management Fee from the Property’s Operating Account (as defined in Section 2.9(a)).
     (b) All fees due to the Manager under this Section 2.2, or as provided elsewhere in this Agreement including without limitation the Management Fee, fees for project coordination services, and any reimbursable personnel costs and other out-of-pocket costs and expenses due Manager, shall be referred to collectively as the “Fees”.
     Section 2.3 Management Reports. Manager shall timely prepare for each Property and deliver to Owner in accordance with the time periods set forth in Schedule 1 attached hereto and made a part hereof, the reports, schedules and statements described in Schedule 1. The format of all such reports shall at all times be subject to the reasonable approval of Owner. These reports must show for each Property all collections, delinquencies, uncollectible items, vacancies, expenses and other matters pertaining to the management, operation, maintenance and leasing of the applicable Property during the month or quarter in question, as the case may be. All reports shall be prepared on an accrual basis in accordance with generally accepted accounting principles, shall be prepared using Manager’s Chart of Accounts, and shall be prepared using the MRI accounting system. At Owner’s written request, Manager may prepare such additional reports or provide reports in such different format as Owner may require or desire; provided, however, that if such additional reports or formats impose additional costs on Manager, Owner shall reimburse Manager for such additional requirements. If Manager’s standard accounting systems, software (including, without limitation, programs, applications, and databases) and processes are insufficient to meet Owner’s reporting requirements, any costs incurred by Manager for (i) purchasing additional software (including, without limitation, any accounting applications, programs, or database licenses), (ii) maintenance and support of non-standard accounting software, (iii) customization, (iv) training of Manager’s personnel, (v) costs of database conversion, (vi) implementation, (vii) purchase or lease of associated computer equipment and other hardware, and (viii) any other costs incurred by Manager in order to meet Owner’s reporting requirements, shall be deemed to be expenses of the applicable Property and shall be payable from funds of Owner held in the Operating Account for such Property. Manager shall not be responsible for the preparation of any form, reports, income or other tax returns required to be filed by Owner in connection with the Properties by any local, state, federal or other governmental authority, other than personal property and sales/use tax reports if requested by Owner in writing.
     Section 2.4 Maintenance and Repair of Property. Manager shall, as an expense of the applicable Property and consistent with approved budgetary guidelines, maintain the buildings, appurtenances and common areas of each Property in good condition according to local standards for comparable properties in the immediate market area surrounding the Property, and, in any event, in accordance with the standards and conditions reasonably specified by Owner from time to time. Maintenance and repair items shall include but shall not be limited to, interior and exterior janitorial services, exterior grounds and landscaping services, repairs and alterations to existing improvements, plumbing, parking areas, electrical systems, painting, carpentry, maintenance and repair of mechanical systems and such other maintenance and repair work as is reasonably necessary. Manager agrees to review periodically with Owner all expenses and any reserves therefor, and other services rendered in connection with each Property. Notwithstanding anything in this Agreement to the contrary, emergency repairs and/or other expenditures deemed immediately necessary by Manager for the preservation and safety of a Property or tenants or other persons, or to avoid the suspension of any service to a Property may be made by Manager without the approval of Owner if, under the circumstances, Owner cannot be notified in a reasonable manner before the required emergency repairs and/or expenditures must be made.
     Section 2.5 Service and Supply Contracts.
     (a) Manager shall directly select, supervise and engage in Owner’s name in its capacity as agent of Owner, all independent contractors, suppliers and vendors, in the operation, repair, maintenance and servicing of the Properties, including but not limited to those necessary for the supplying of electricity, gas, steam, water, telephone, cleaning, fuel, oil, elevator maintenance, vermin extermination, trash removal, security and other services deemed necessary or advisable by Manager for the operation of the Properties. Notwithstanding the foregoing, but subject to the provisions of Section 2.4 above regarding emergency expenditures, any such contract that (i) requires total annual payment(s) in excess of $10,000, and which expense is not included in the approved Budget for the applicable Property or which would cause the applicable Budget line item to be exceeded by more than five percent (5%) of the total line item, or (ii) has a term of more than one (1) year (except as expressly approved by Owner in writing), or (iii) is with an affiliate of Manager or any individual directly related to any employee of Manager, shall require the prior written consent of Owner. Together with Manager’s request for consent to any such service contract, Manager shall deliver to Owner a copy of the proposed contract, a statement of the relationship, if any, between Manager (or the person or persons in control of Manager) and the party which will supply such goods or services under the proposed contract, and supporting analysis, if any. Manager shall timely pay all bills of such contractors, suppliers and entities properly approved by Owner or other expenditures entered into pursuant to the applicable Budget, but such bills shall be at the expense of the applicable Property and shall be paid by Manager from the Operating Account for such Property.
     (b) All service contracts shall, unless expressly approved in writing by Owner: (i) be in the name of Owner and signed by Manager as agent for Owner, (ii) include a provision for cancellation thereof (without penalty) by Owner on not more than thirty (30) days’ written notice, (iii) require that all contractors provide evidence of insurance specified in Section 4.3 of this Agreement, (iv) require that all contractors provide Manager with at least thirty (30) days’ prior notice of cancellation of any required insurance coverage or reduction of insurance coverage below required limits, and (v) include a provision requiring the contractor to indemnify Owner and Manager for any and all claims arising from the contractor’s negligence, willful misconduct and all actions in excess of the authority granted to the contractor under the terms of the applicable contract.
     (c) Unless Owner specifically waives such requirement in writing, all service contracts (other than those entered into for emergency purposes and those for rate-regulated utility service) providing for annual payments in excess of $10,000 shall be subject to bid under the procedure as specified below:
(i)	A minimum of two (2) written bids shall be obtained for each purchase in excess of $10,000 up to $25,000. Purchases over $25,000 will require a minimum of three (3) bids.

(ii)	Each bid will be solicited in a form prescribed or approved by Owner so that bids will be comparable.

(iii)	Manager may accept the low bid without prior approval from Owner if the expenditure is for an item included within the applicable approved Budget and if the amount of such bid will not cause a material variance in any Budget line item of such approved Budget.

(iv)	Subject to Manager’s authority under subclause (c)(iii) above, Owner shall be free to accept or reject any and all bids in its sole and absolute discretion.

     (d) When taking bids or issuing purchase orders, Manager shall use its reasonable efforts to secure for, and credit to Owner any discounts, commissions or rebates obtainable as a result of such purchases.
     (e) If Owner negotiates and signs service contracts with or issues purchase orders to third party contractors who provide goods and/or services for the operation, repair, maintenance and servicing of any Property (and nothing herein requires Owner to do so), then Owner shall require in such contracts or purchase orders that each third party contractor (i) include Manager as an additional insured under the contractor’s commercial general liability and automotive liability insurance policies to the same extent that Owner is given additional insured protection, (ii) include Manager in the list of parties indemnified by contractor under the contract or purchase order, and (iii) otherwise provide Manager with the same insurance and indemnification benefits as are provided Owner under the contract (in relation to the services provided by the contractor to such Property).
     Section 2.6 Disbursements for Expenses of Property. Manager shall, consistent with the applicable approved Budget, as described below, (i) pay all bills which Manager determines are properly payable, (ii) pay water charges, sewer rent, and utility assessments and all other charges and impositions (other than real estate taxes), as and when the same shall become due and payable, and (iii) pay the Management Fee and any other Fees owed to Manager. All bills shall be paid by Manager on a timely basis out of the revenues generated by the applicable Property or otherwise through funding reasonably determined necessary by Owner. If, at any time, cash flow from any Property shall not be sufficient to pay the bills and charges which may be incurred with respect to such Property, Manager shall first be entitled to receive reimbursement for all personnel costs of Manager as provided in Section 2.10 below, and thereafter, Manager shall consult with Owner in order to determine the priority of payment for all remaining bills and charges. If cash flow from the applicable Property is insufficient to fully fund Manager’s personnel costs, Owner shall promptly advance sufficient funds to the Operating Account to permit reimbursement of Manager.
     Section 2.7 Tenant Lease Compliance, Service Requests and Complaints. Manager shall maintain businesslike relations with tenants. Tenants’ service requests shall be received, logged and considered in systematic fashion in order to show the action taken with respect to each. A record of service requests shall be maintained by Manager for inspection by Owner. Manager will not knowingly permit the use of any Property for any purpose which voids or increases the cost of any policy of insurance held by Owner or which might render any loss thereunder uncollectible or which would be in material violation of any legal obligation or insurance contract. Manager shall use its reasonable efforts and due diligence to secure full compliance by tenants with the terms and conditions of their respective leases, and to this end, Manager shall use its reasonable efforts to see that all tenants are informed with respect to such rules, regulations and notices as may be promulgated by Owner. Manager shall not knowingly take any action which would violate any tenant’s lease, and shall promptly deliver to Owner any notice of default received from a tenant.

     Section 2.8 Collection of Monies.
     (a) Manager shall use its reasonable best efforts to collect rent, income and all other charges due from tenants with respect to each Property and request, demand, collect, receive and receipt, where appropriate, for all such rents and other charges. Any request by Manager for a write off or discharge of any monies due and owing Owner shall be submitted in writing with supporting documents to Owner for Owner’s approval. Manager shall, promptly upon receipt of any of the above-referenced funds, deposit same into the Operating Account.
     (b) Manager, without further investigation, may rely upon the completeness and accuracy of any property operations and leasing information, data and documents, whether delivered electronically, on disc or hard copy, received from the Owner, the Owner’s representative or the prior property manager, or generated prior to the commencement of this Agreement, in connection with Manager’s performance of its duties and obligations hereunder. Manager shall not be responsible for any errors or omissions in any invoice, notice, rental or billing adjustment, payment of outstanding receivable or other such obligations of Manager herein, which are due, or based upon expense activity prior to Manager’s management of the applicable Property, or for a period ending subsequent to the termination of this Agreement with respect to such Property. Manager may submit to Owner, for its approval, a schedule of the financial information it intends to use in calculating billings at each Property based on information provided to Manager, which schedule shall be approved by Owner within thirty (30) days of receipt thereof. Owner’s failure to respond within thirty (30) days shall be deemed an approval of all information contained therein. Owner shall defend, indemnify and hold Manager harmless from and against any and all claims, liabilities, demands, damages, losses, attorneys’ fees, costs, or expenses of any nature, direct or indirect, arising out of, based upon, or related to, such information, data and documents received from Owner, the Owner’s representative or the prior manager, or generated prior to the commencement of this Agreement.
     (c) Owner hereby authorizes Manager, as Owner’s agent, to institute and execute legal proceedings for the collection of rental and the dispossession of tenants and other persons from the Properties, in the name of and at the expense of Owner. Notwithstanding the foregoing, Manager shall not commence any legal proceeding in performing its obligations under Sections 2.7 and 2.8, unless such proceeding, and legal counsel retained in connection with such proceedings, are approved by Owner. Manager shall institute and coordinate such other legal proceedings affecting the Properties as Owner may request in the name of Owner and with counsel selected and approved in writing by Owner; provided, however, that Owner shall retain final authority over the conduct of any such proceedings.
     Section 2.9 Bank Accounts
     (a) Operating Account. All rents and other revenue received from the operation of each Property by Manager from any source shall be deposited on a daily basis or on the next business day, as received by Manager in a separate, segregated operating account for such Property (each such account, an “Operating Account”) that has been established by Manager. Manager shall maintain a daily record of all deposits made. All expenses of each Property shall be paid by

Manager from the Operating Account established for such Property. Manager shall be an authorized signatory on each Operating Account. At all times during the term of this Agreement, Owner shall maintain funds in each Property’s Operating Account sufficient to fund the various expenses of such Property and to cover the checks drawn on such account, and at no time less than one month’s average operating expenses for such Property as set forth in the applicable Budget (the “Minimum Working Capital Amount”).
          On the last day of the prescribed monthly accounting period, Manager shall remit to Owner all funds in each Operating Account in excess of the Minimum Working Capital Amount by deposit to                                         .
          The schedule for transfer of funds may be changed from time to time by written instructions from the Owner not less than five business days in advance of the effective date. Owner will issue a separate letter of instruction for transfer of funds for each Property.
     (b) Security Deposit Account. All security deposits received by Manager with respect to each Property shall be deposited on the date received or the next business day, into the applicable Operating Account for each Property or in a segregated security deposit account for such Property, if required by and in compliance with applicable law. No interest shall be paid to any tenant with respect to any security deposit unless required by the lease terms or by state or local law, and then only to the extent required by law. Any required payments of security deposits shall be made from the applicable Operating Account referenced in Section 2.9(a) above. If a separate, segregated security deposit account (a “Security Deposit Account”) is required for a Property, deposits will be made initially into the applicable Operating Account, refunds will be made from such Operating Account, and the Security Deposit Account will be adjusted up or down once each month to the proper book balance. This adjustment will be via check drawn on the Security Deposit Account and deposited into the applicable Operating Account or via check drawn on the applicable Operating Account and deposited into a Security Deposit Account. All funds in a Security Deposit Account shall be deposited, maintained, paid out as provided herein and in compliance with all applicable laws and in accordance with the terms of any lease agreement. Attached hereto and incorporated herein as Schedule 2 is a complete schedule of all security deposits for tenants in place at the commencement of this Agreement with respect to the applicable Property.
     Section 2.10 Personnel. Manager shall investigate, hire, supervise and, as applicable, discharge the personnel reasonably necessary to be employed, consistent with approved budgetary guidelines, to maintain and operate each of the Properties, in accordance with the standards set forth in this Agreement. Such personnel shall, in every instance, be deemed employees of Manager and not of Owner. Nothing contained in this Section 2.10 is intended to give Owner the right to hire or fire any employee of Manager or characterize Owner as the employer of any such employee.
     Manager shall provide a schedule of personnel (in substantially the format of Schedule 3 attached hereto and made a part hereof) to be subject to Manager’s exclusive control and employed in the direct management of each Property subject to this Agreement (“Reimbursable Personnel”). Schedule 3 shall include the number of such personnel, their title, and the compensation range for each such position. Manager shall identify in the same manner on Schedule 3 additional personnel whose costs may from time to time be charged to the Property for services rendered to the Property, which costs may be allocated pro rata or according to such other method as Owner and Manager shall agree in writing. Personnel whose costs may not be charged pro rata without the consent of Owner include, without limitation, headquarters management personnel. The schedule of Reimbursable Personnel for each Property shall be updated annually and submitted to Owner for approval in conjunction with the proposed budgets provided for in Section 2.13 hereto. Schedule 3 may be amended from time to time in writing by mutual agreement of Owner and Manager.
          Owner shall reimburse Manager for the personnel costs of Manager’s Reimbursed Employees in an amount to be calculated as the sum of:
(a)	Actual cash compensation (salaries, wages, special pay [vacation, sick time, jury duty, bereavement], bonuses and amounts paid in severance) paid to all Reimbursed Employees, plus

(b)	An additional amount equal to 32% (the “Direct Personnel Cost Recovery Factor”) of the amounts described in subclause (a) above, to cover Manager’s direct costs for non-cash compensation (employee benefits, such as medical insurance and 401(k) match, and costs of administering such benefits), customary payroll taxes, worker’s compensation, payroll services, and payroll administration.
Manager shall be entitled to adjust the Direct Personnel Cost Recovery Factor from time to time to reflect changes in Manager’s personnel costs described in subclause (b) above. Manager shall be reimbursed for such personnel expenses from the Operating Account. Such reimbursement shall be due on the date of payment of any such expenses by Manager, and shall be made through ACH Electronic Funds Transfer or other such electronic payment method.
     Manager understands and agrees that Manager’s relationship to Owner is that of an independent contractor. Manager will not represent in any manner that its relationship to Owner with respect to the management of the Properties is other than that of an independent contractor having the authority to act as Owner’s representative expressly pursuant to the terms and conditions of this Agreement.
     As a property expense, Manager will negotiate on behalf of Owner any applicable labor agreements relating to employees of each Property and cause to be prepared and filed the necessary forms of disability insurance, hospitalization, group life insurance, unemployment insurance, withholding taxes, and Social Security taxes and all other forms required by any federal, state, county or municipal authority or labor union agreement.
     Section 2.11 Books and Records Manager shall maintain for each Property at the Property, or at one of Manager’s centralized accounting locations, originals of each of the following: proper accounting books and journals and orderly files containing originals of all rent records, tenants’ and vendors’ certificates of insurance, leases, correspondence, copies of receipted bills and vouchers, and all other documents and papers pertaining to the Property or the operation thereof. It is specifically agreed that the originals of the foregoing documents shall be the sole property of Owner, and that Manager shall, upon the written request of Owner, deliver any or all such original documents (or if such originals are not in Manager’s possession, then exact copies of such originals) to Owner or to Owner’s attorneys, accountants or other representatives of Owner, provided, however, that Manager shall be entitled to retain copies of the foregoing documents for internal audit and accounting purposes by its attorneys, accountants, or employees and for no other purpose. Manager agrees to keep all financial information concerning each Property confidential at all times during and after the term of this Agreement; and no such information shall be given to any third party without the prior written consent of Owner except as required by law or by legal proceedings. Manager shall have no obligation for maintaining any such books and records following termination of this Agreement, and shall tender all such books and records to Owner or Owner’s designee upon termination as provided in Article I above.
     Section 2.12 Office Space and Storage. Owner shall provide to Manager, at Owner’s expense, suitable office space, constructed and furnished in a manner consistent with the image and marketing of the applicable Property, together with all such furniture, equipment, utility and telecommunications services, as may be reasonably necessary for Manager to fulfill its duties and responsibilities under this Agreement with respect to each Property. In addition, Owner agrees to provide Manager, without charge, a suitable storage area within each Property for Manager’s equipment, tools, materials, and supplies furnished or consigned to Manager by Owner or furnished to Owner by Manager. The designated office space and storage areas shall be maintained by Manager in a clean, orderly and safe condition at all times.
     Section 2.13 Preparation of Annual Budget.
     (a) No more than forty-five (45) days after the commencement hereof and thereafter at least ninety (90) days prior to the commencement of each calendar or fiscal year (unless otherwise directed by Owner), so long as this Agreement is in effect, Manager shall prepare and deliver to Owner a proposed budget for each Property which, after approval by Owner, shall be deemed the approved budget for such Property (each, a “Budget”). The format, to be designated by Owner, shall set forth in reasonable detail and on a monthly basis, an itemized statement of the estimated disbursements for such period, including but not limited to all normal operating costs, expenses relating to tenant improvements, management fees, real estate taxes, mortgage payments, insurance premiums, employee salaries and similar items, a schedule of necessary capital expenditures reasonably detailing each item and the estimated cost thereof (the “Capital Expense Schedule”), and the estimated income for such period based on a schedule of minimum rents as reflected in all leases in effect for such period (the “Rent Schedule”). If Manager believes it is desirable to change the Rent Schedule or the Capital Expense Schedule, Manager shall provide written notice to Owner of the changes sought. All such changes shall require the specific written approval of Owner prior to implementation. In the event that Owner disapproves any proposed Budget submitted by Manager during the term of this Agreement, then such Budget shall be resubmitted by Manager within fourteen (14) days of receipt of Owner’s written notice containing specific objections thereto.

     If Owner has not approved a proposed budget for a Property in accordance with the terms hereof prior to the first day of the period to which such proposed annual budget is to apply, the Manager shall operate the Property from the first day of such calendar year (or fiscal year, if applicable) through the date on which Owner approves such proposed annual budget for the Property in accordance with the terms most recently approved by Owner, with all applicable amounts therein specified for expenditures being increased or decreased, as the case may be, on an annualized basis by the percentage change in the CPI (as hereinafter defined) from January of the calendar year for which such annual Budget was originally approved until January of the calendar year for which such annual Budget, as adjusted, is to remain in effect (such annual Budget with applicable amounts so increased or decreased, collectively, “Adjusted Annual Budget”). For purposes of the preceding sentence, the annual Budget most recently approved by Owner shall not include capital items and nonrecurring expenditures which were approved solely for a preceding year, but Manager may, for any calendar year, seek approval from Owner for any capital items or nonrecurring expenditures, which approval shall not be unreasonably withheld or delayed.
     For purposes hereof, “CPI” means the Consumer Price Index for All Urban Wage Earners and Clerical Workers-Revised, published by the Bureau of Labor Statistics of the United States Department of Labor for Chicago-Gary-Lake County, IL-IN-WI, All Items (1982-84=100). If the Bureau of Labor Statistics revises the manner in which the CPI is determined, Owner and Manager shall agree upon an adjustment to the revised index to produce results equivalent, as nearly as possible, to those which would be obtained if the CPI had not been so revised. If the 1982-84 average shall no longer be used as an index of 100, such change shall constitute such a revision. If the CPI becomes unavailable to the public because publication is discontinued or otherwise, Owner and Manager shall agree upon a substitute therefor which shall be a comparable index based upon changes in the cost of living or purchasing power of the consumer dollar published by any governmental agency or, if no such index is available, then a comparable index published by a major bank, other financial institution, university or recognized financial publication.
     (b) Manager agrees to use due diligence and to employ its reasonable efforts to ensure that the actual costs of maintaining and operating each Property shall not exceed the amount provided therefor in the applicable Budget (either total or in any line-item) except as expressly set forth below. Except with respect to expenditures for emergency services or utilities, Manager shall not incur any expense which would (i) cause any single line item indicated in the Budget to be exceeded by the greater of (i) five percent (5%) of such line item or $5,000 or (ii) together with other previous expenses, in any major category of the Budget, exceed the budgeted amount in such category by more than five percent (5%) on a quarterly basis, without the prior written consent of Owner, and Manager shall promptly notify Owner of any projected material variance. Manager shall not transfer any amounts from one expense item to another (other than from any contingency item to a specific line item) without Owner’s prior written consent. Any budgeted amounts which have not been spent by the end of the calendar year shall be reduced to zero for the beginning of the next calendar year.
     Section 2.14 Compliance with Laws and Contracts. Manager shall use reasonable efforts to comply with, and cause the Properties to be kept, maintained, used and occupied in compliance with, the following (as now in effect or as may hereafter be in effect), to the extent known by or disclosed to Manager, which relate to or affect the Properties, the operation or management of the Properties or Owner’s interest in the Properties (collectively the “Requirements”): (a) any and all orders, regulations or requirements affecting the Properties of any federal, state, county or municipal authority having jurisdiction thereover, and orders of the Board of Fire Underwriters or other similar bodies, (b) all present and future covenants and restrictions of record, use permits and development agreements, which may be applicable to the Properties and/or its operation and management (including, without limitation, laws, ordinances, rules, regulations, requirements, leases, covenants, and restrictions prohibiting restraint of trade, or discrimination whether on the basis of race, creed, color, national origin, age, sex, marital status, or otherwise); (c) the terms and conditions of any mortgage or deed of trust so long as copies of all or relevant portions of such documents have been specifically discussed with and provided to Manager; and (d) the provisions of any insurance policy or policies insuring Owner’s interest in the Properties (so as to not affect the insurance coverage or increase the premium rate therefor). Manager shall obtain, as an expense of the applicable Property, any business license and/or operating permit which may be required for the operation of such Property. This does not include any license required by Manager to perform the services set forth herein.
     Section 2.15 Owner’s Approval. With respect to those activities of Manager hereunder which require Owner’s approval of such activity or the cost thereof, if Owner fails to approve either the activity or the costs, which Owner may do in its reasonable discretion, then Manager shall not be responsible to provide the activity until Owner’s approval is obtained. Manager shall be obligated to timely seek approval of such matters from Owner. So long as Manager has acted timely and diligently and has provided Owner with all relevant information, Manager shall not be responsible for any direct loss, cost or expense arising from its failure to act.
     Section 2.16 Audit. Owner shall have the right, at any time during regular business hours, not more often than once within a twelve (12) month period, (except for cause), to request a physical inspection and/or financial audit of Manager’s operation of any Property for any fiscal year or portion thereof. The financial audit, which shall be a Property expense, may be made by Owner’s in-house audit staff, accounting personnel, a certified public accountant or firm or certified public accountants of recognized national standing selected by Owner.
     The results of any such financial audit may be reviewed for approval and agreement of same by Manager. If such financial audit shall reveal an overstatement or understatement of gross cash receipts for the period in question and a consequent overpayment or underpayment of amounts paid to or payable by Manager with respect to such period, an adjustment shall be made whereby the amount of any such overpayment shall be paid over or credited to Owner by Manager, as Owner may elect, or Owner shall pay over to Manager the amount of any such underpayment, as the case may be. Should the requests of Owner’s audit require more than five (5) man-hours to be expended by Manager’s personnel (other than personnel listed on Schedule 3), Manager shall be reimbursed for each additional man-hour at a cost of $125.00 per man-hour. The provisions of this Section 2.16 shall survive the termination of this Agreement.

     Section 2.17 No Advances. Manager shall not be obligated to make any advance to or for the account of the Owner or to pay any sum except out of funds held or provided as set forth in this Agreement, nor shall Manager be obliged to incur any liability or obligation for the account of the Owner.
     Section 2.18 Delegation. Manager shall have the right, from time to time, to delegate the performance of all or any portion of its services, duties and obligations under this Agreement to any affiliate of Manager. In such event, Manager shall nevertheless remain liable to Owner for the proper performance of such services, duties and obligations as required by this Agreement.
     Section 2.19 Hazardous Materials. The Owner recognizes that Manager is not an expert with respect to the detection, control, handling, removal or supervision of activities related to Hazardous Materials (as defined in Section 5.3(c) below) The Owner acknowledges that such Hazardous Materials are, or in the future may become, the subject of local, state or federal laws and/or regulations requiring special handling, control or removal. The Owner shall retain such Hazardous Materials consultants and legal experts as are necessary to determine the nature and extent of any Hazardous Materials on the Properties as well as what steps are prudent or appropriate to handle, control or remove such Hazardous Materials. Manager shall have no responsibilities with respect to such Hazardous Materials, and the Owner agrees to defend, indemnify and hold Manager harmless from and against any and all claims, demands, damages, liabilities, costs and expenses, including but not limited to court costs and experts’ and attorneys’ fees arising out of or in any way related to Hazardous Materials on the Properties.
     Section 2.20 Americans With Disabilities Act. The Americans With Disabilities Act is intended to make many business establishments equally accessible to persons with a variety of disabilities; modifications to real property may be required. State and local laws also may mandate changes. Owner expressly acknowledges and agrees that Manager is not qualified to advise Owner as to what, if any, changes to the Properties or any tenant’s premises may be required now, or in the future. Owner further expressly acknowledges and agrees that Owner and any prospective purchaser of the Properties should consult the attorneys and qualified design professionals of their choice for information regarding these matters.
ARTICLE III
PROJECT COORDINATION SERVICES
     Section 3.1 Project Coordination Services.
     (a) Manager shall act as project coordinator for all capital improvements authorized by Owner and set forth in an approved Budget or approved by Owner and all extraordinary repair and maintenance to the Properties approved by Owner. As project coordinator, Manager shall (i) review and recommend for approval or disapproval by Owner all plans and specifications for any authorized construction (which review shall include a determination of whether such plans and specifications comply with Owner’s building rules, regulations and standards), (ii) if required by Owner, solicit competitive bids and review such bids with Owner, and (iii) if requested by Owner, enter into contracts on behalf of Owner, as Owner’s agent, in form and content satisfactory to Owner, with the bidders approved by the Owner. As project coordinator, Manager shall also schedule and coordinate the performance of all authorized construction, shall ensure that adequate insurance coverage is maintained consistent with the requirements of Owner, shall obtain, review and recommend for approval or disapproval by Owner all draw requests and lien waivers from the general contractor and all subcontractors, and shall obtain or cause to be obtained all permits required for the construction and occupancy of the Properties. Progress reports will be provided to Owner from time to time or as may be requested by Owner.
     (b) Manager shall act as project coordinator for all tenant alterations and improvements to be performed by Owner. Manager shall (i) review and recommend for approval or disapproval by Owner all plans and specifications for any authorized tenant construction (which review shall include a determination of whether such plans and specifications comply with Owner’s building rules, regulations and standards), (ii) solicit competitive bids, (iii) if requested by Owner, enter into contracts on behalf of Owner as Owner’s Agent, in form and content satisfactory to Owner, with the successful bidders, (iv) schedule, coordinate and supervise the performance of such alterations and improvements from inception to completion, (v) obtain and review all draw requests and lien waivers from the general contractors and all subcontractors and (vi) obtain or cause to be obtained all permits required for the construction and occupancy of the applicable Property. Manager shall ensure that adequate insurance coverage is provided consistent with each tenant’s lease prior to commencement of any such alterations or improvements. With respect to alterations and improvements not provided for in tenant leases, Manager is authorized to review and consent to such work provided that (i) such alterations and improvements are made at the tenant’s expense in accordance with all applicable laws and ordinances, (ii) such alterations and improvements do not affect the structure of the applicable Property and do not unreasonably interfere with building services to other tenants and (iii) conform to the specifications and limitations of the applicable Property.
     Section 3.2 Fees for Project Coordination Services. For its project coordination services hereunder, Manager shall receive the following fees:
          (i) Base Building Fees. Whenever Manager coordinates the construction of any alterations or improvements to common areas or facilities of the Property during the term of this Agreement, Manager shall be entitled to receive a fee equal to five percent (5%) of the total of all construction costs approved and expended by Owner.
          (ii) Tenant Construction Fees. Whenever Manager coordinates the construction of tenant improvements pursuant to a lease approved by Owner (or not requiring the approval of Owner pursuant to the terms of this Agreement) during the term of this Agreement, Manager shall receive a construction supervision fee equal to five percent (5%) of the total of all construction costs approved and expended by Owner.
          (iii) Payment of Project Coordination Fees. Manager’s fees for project coordination services shall be paid monthly on the tenth (10) day of each month based on the total project costs actually paid by Owner for the immediately preceding month.

ARTICLE IV
INSURANCE
     Section 4.1 Owner’s Insurance. Owner (or Manager at Owner’s written request and expense and through an insurance broker) shall arrange for, carry, and maintain at Owner’s expense, the following insurance coverages:
          (1) Commercial General Liability insurance that will protect Owner and Manager from any and all claims for damages due to bodily injury (including death), property damage and personal and advertising injury arising in connection with the services provided under this Agreement and any action or activity on, or condition of, the Properties. Such Commercial General Liability insurance coverage shall: (a) be occurrence-based; (b) provide limits of liability in an amount not less than $10,000,000 each occurrence and $10,000,000 aggregate (including excess and/or umbrella limits), (c) include at least those coverages generally included in the most current ISO Commercial General Liability insurance form (or its equivalent): Premises/Operations, Contractual Liability, Personal Injury & Advertising Liability, Owners and Contractors Protective Liability (with respect to construction projects), Broad Form Property Damage, Premises Medical Coverage and Products/Completed Operations Liability; (d) designate Manager as an insured in its capacity as property manager, (e) be continuously maintained during the term of this Agreement, and (f) be primary and non-contributory with any other insurance coverage carried by Manager.
          (2) All Risk Property insurance that will protect Owner and Manager from any and all claims for damage, loss, cost or expense arising from theft of or damage to any portion of the buildings and improvement comprising of the Property and/or personal property located on the Properties including consequential or special loss. Such insurance shall: (a) provide coverage in an amount not less than the actual replacement cost value of the property; (b) include coverage for loss of rents and/or business and/or service interruption; and (c) include a waiver of subrogation as to the Manager. In addition, Owner waives all right of recovery against Manager for any damage to any of Owner’s property.
          (3) Business Automobile insurance that will protect Owner and Manager and their respective employees from any and all claims for bodily injury/property damage liability for all owned, leased, non-owned, or hired motor vehicles supplied by Owner to perform services under this Agreement. Such insurance shall provide limits of liability of not less than $500,000 per person/$1,000,000 per accident for bodily injury and not less than $500,000 per accident for property damage including uninsured and underinsured motorists liability coverage of not less than $500,000.
     Section 4.2 Manager’s Insurance. Manager shall arrange for, carry, and maintain at its own expense the following insurance coverages:
          (1) Workers’ Compensation, so as to provide statutory benefits as required by the laws of the state in which the Property is located, and Employer’s Liability insurance with limits of liability of no less than $1,000,000 each accident, $1,000,000 disease each employee and

$1,000,000 disease policy limit covering all employees of Manager employed in, on or about the Property. Such insurance shall include a waiver of subrogation as to the Owner.
          (2) Fidelity insurance with a limit of liability of not less than $1,000,000 shall be maintained through the term of this Agreement to insure all of Manager’s on-site employees for dishonest acts causing loss of assets from the Properties.
          (3) Professional Liability insurance shall be maintained throughout the term of this Agreement with a limit of liability of not less than $1,000,000 each claim and $1,000,000 aggregate.
     Section 4.3 Contractor’s Insurance. Manager shall require that each contractor and any of its subcontractors engaged to perform any work at a Property maintain at the contractor’s and/or the subcontractor’s expense the following insurance coverages:
          (1) Workers’ Compensation, so as to provide statutory benefits as required by the laws of the state in which the Property is located, and Employer’s Liability with limits of not less than $500,000 each accident, $500,000 disease each employee and $500,000 disease policy limit. Such insurance shall include a waiver of subrogation against the Owner and Manager. Such contractor’s policy will provide coverage for all employees of contractor and such subcontractor’s policy will provide coverage for all employees of subcontractors in, on or about the Property.
          (2) Commercial General Liability insurance (naming Owner and Manager as additional insureds) with limits of liability of not less than $2,000,000 each occurrence and $2,000,000 aggregate (combined primary, excess or umbrella) written on an occurrence policy including coverages generally designated as Premises/Operations, Products/Completed Operations, Blanket Contractual, and Personal Injury & Advertising Liability, Fire Damage and Premises Medical. Such insurance shall be primary and non-contributory with any other insurance coverage carried by Owner or Manager.
          (3) Business Automobile insurance if a motor vehicle is used to perform work on the Property. If required, such insurance shall provide limits of liability of not less than $500,000 per person/$1,000,000 per accident for bodily injury and not less than $500,000 per accident for property damage or $1,000,000 combined single limit.
     Manager shall not waive any of the above requirements without Owner’s prior written consent. Owner shall have the right, upon written notice to Manager, to require higher limits and/or additional coverages, from contractors and subcontractors.
     Section 4.4 Additional Requirements. The aforementioned insurance coverages shall be written with insurers having an A.M. Best rating of A- or better. Any coverage limit required herein shall not be construed as a limitation or satisfaction of any hold harmless or indemnification agreement contained herein.

     Section 4.5 Certificates of Insurance; Notice of Cancellation or Reduction of Coverage.
     (1) As soon as possible after this Agreement is signed by both Owner and Manager and again on each anniversary of the Effective Date (so long as the Agreement has not been terminated prior to such date), each party shall supply the other party with a certificate of insurance evidencing the coverages required of that party under this Article IV. Both Owner and Manager shall be obligated to provide the other party with at least thirty (30) days’ prior notice of cancellation of any required coverage or reduction of limits below what is required under this Article IV, and each party’s certificate of insurance shall contain a provision that the insurer endeavors to provide at least thirty days’ prior notice before cancellation of required coverage.
     (2) Manager shall obtain, file and keep current evidence of satisfaction of all the insurance requirements of Owner, Manager and contractors and subcontractors by securing certificates of insurance that evidences the coverages required in this Article IV. Manager shall further obtain from all contractors retained under Section 2.5 who will work at a Property certificates of insurance evidencing the coverages required under Section 4.3 of this Agreement upon or prior to such contractor entering the Property to begin its work (if Owner retains the contractor, then Owner will assist and cooperate with Manager in its efforts to obtain such certificate). Such certificates of insurance shall contain a provision that the insurer endeavors to provide to the certificate holder at least thirty (30) days’ prior notice before cancellation of required coverage.
     Section 4.6 Insurance Claim Administration. Manager shall provide timely written reports to Owner, and as further directed in writing by Owner, to the Owner’s insurance carrier concerning all accidents and claims for damage relating to the ownership, operation and maintenance of any Property promptly after Manager is made aware thereof, and shall promptly prepare any reports required by Owner or an insurance carrier in connection therewith. Copies of any such reports above referenced shall be delivered to Owner’s representative. Manager is not authorized to settle any commercial general liability, business auto or property claims covered under any of Owner’s insurance policies with or against insurance companies, including the execution of proofs of loss, the adjustment of losses, signing of receipts, and the collection of money, without the express written consent and approval of Owner.
ARTICLE V
INDEMNIFICATION
     Section 5.1 Indemnification by Manager. Manager agrees to indemnify, defend and hold harmless Owner, its directors, officers, employees, agents, representatives, successors and assigns (“Owner’s Indemnitees”) from and against any and all liability, claim, demand, loss, cost, damage, expense or cause of action (including without limitation, reasonable attorneys’ fees and expenses and costs of litigation) incurred or suffered by Owner’s Indemnitees if and to the extent arising out of any gross negligence, willful misconduct or fraud by Manager or its respective agents or employees in the performance of its services hereunder.

     Section 5.2 Indemnification by Owner. Owner shall indemnify, defend and save Manager, its directors, officers, employees, agents, representatives, successors and assigns (“Manager’s Indemnitees”) harmless from and against any and all liability, claim, demand, loss, cost, damage, expense or cause of action (including without limitation, reasonable attorneys’ fees and expenses and costs of litigation) suffered by or asserted against any of Manager’s Indemnitees arising out of the performance or non-performance of Manager’s duties and activities within the scope of this Agreement or arising from any action or activity on, or the condition of, the Properties, except if and to the extent arising out of the gross negligence, willful misconduct or fraud of any of the Manager’s Indemnitees. Manager shall not be liable for any good faith error of judgment or for any mistake of fact or law, or for anything which it may do or refrain from doing in good faith and in pursuance of its duties and activities hereunder.
     Section 5.3 Environmental Liabilities.
     (a) Owner shall indemnify, defend and save Manager and its employees harmless from and against any and all liabilities, claims, losses, costs, damages and expenses which at any time or from time to time may be paid, incurred or suffered by, or asserted against, Manager or its employees (including without limitation, court costs and attorneys’ fees) for, with respect to, or as a direct or indirect result of, the presence on or about the Properties of any Hazardous Materials, or a release at any time before, during or after the term of this Agreement of any Hazardous Materials (including, without limitation, any liabilities asserted or arising under the applicable environmental statutes). Manager agrees to use its reasonable efforts and due diligence to prevent a release of Hazardous Materials and to cooperate in Owner’s efforts to remove and/or mediate any such release and, at Owner’s request and discretion, to coordinate and supervise any contractors responsible for removal of any Hazardous Materials discovered at the Properties.
     (b) Manager shall endeavor to require that all contracts that it enters into on behalf of Owner during the term of this Agreement, except as otherwise approved by Owner, contain provisions (i) prohibiting the contractor thereunder, and their respective subcontractors, from introducing any Hazardous Materials into a Property without the prior written consent of the Owner (except in accordance with normal operating practice and environmental statutes); (ii) requiring such contractor to promptly notify Owner and Manager of any accidental release of Hazardous Materials on or adjacent to a Property; and (iii) indemnifying Owner and Manager against any liability, claims, losses, costs, damages, and expenses resulting from any release or any subsequent cleanup of Hazardous Materials caused by the negligence or willful misconduct of such contractor or its agents, employees and subcontractors.
     (c) For purposes of this Agreement, “Hazardous Materials” means and includes any hazardous substance or any pollutant or contaminant defined as such in (or for purposes of) the Comprehensive Environmental Response, Compensation and Liability Act, any so-called “Superfund” or “Superlien” law, the Toxic Substances Control Act, or any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, as now or at any time hereafter in effect, or any other hazardous, toxic or dangerous waste substance or material, including without limitation, any fungus, yeast or mold, and/or any spores or toxins emanating therefrom.
ARTICLE VI
GENERAL TERMS AND CONDITIONS
     Section 6.1 Limitation of Agency. Nothing contained in this Agreement or in the relationship of Owner and Manager shall be deemed to constitute a partnership, joint venture or any other relationship, and Manager shall at all times be deemed an independent contractor for purposes of this Agreement. Nothing herein contained shall be deemed to constitute Manager as the agent of Owner except as such agency authority is expressly granted or authorized herein, which shall specifically exclude any authority with respect to the sale, transfer, mortgaging or other financing of any Property.
     Section 6.2 Notices. Any notice, demand, delivery, request or other communication which any party hereto may be required or may desire to give hereunder shall be in writing and shall be deemed to have been properly given if addressed as set forth below and (a) if hand delivered, when delivered; (b) if mailed by United States Registered or Certified Mail (postage prepaid, return receipt requested, addressed as set forth below) upon receipt or refusal of receipt; or (c) if by Federal Express or other reliable express courier service from whom proof of delivery is available, on the next Business Day after delivery to such express courier service.
If to Owner at:
Grubb & Ellis Realty Services, Inc.
2215 Sanders Road, Suite 400
Northbrook, IL 60062
Attn: Chief Executive Officer
If to Manager at:
Grubb & Ellis Management Services, Inc.
2215 Sanders Road, 4th Floor
Northbrook, IL 60062
Attn: President
with copies to:
Grubb & Ellis Management Services, Inc.
2215 Sanders Road, Suite 400
Northbrook, IL 60062
Attn: General Counsel
or at such other address as the party to be served with notice may have furnished in writing to the party seeking or desiring to serve notice as a place for the service of notice.

     Section 6.3 Choice of Laws. This Agreement is made pursuant to, shall be construed in accordance with, and all issues relating to the compliance with state regulatory and licensing requirements shall be governed by, the laws of the state in which the Property is located.
     Section 6.4 Jurisdiction. The parties agree that any legal action, suit or proceeding arising out of or in connection with this Agreement may be brought in the appropriate court in the state in which the Property is located.
     Section 6.5 Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement may be assigned by Manager to any entity controlled by Manager, its parent, or an entity into which Manager is merged or which acquires substantially all of Manager’s assets, without Owner’s consent (but with no less than thirty (30) day’s prior written notice to Owner).
     Section 6.6 Waiver. No waiver of any breach or default hereunder shall be implied from any omission of the non-defaulting party to take any action on account of such breach or default if such breach or default persists or is repeated, and no express waiver shall affect any right of action on account of any default or breach other than the default or breach specified in the express waiver, and then only for the time and to the extent therein stated.
     Section 6.7 Remedies. Except as otherwise expressly provided herein, all rights and remedies herein enumerated shall be distinct, separate and cumulative and none shall exclude any other right or remedy allowed by law or in equity, and said rights and remedies may be exercised and enforced concurrently and whenever and as often as occasion therefor arises. If a legal or equitable action is brought to enforce the terms of this Agreement, the prevailing party shall be entitled to collect its costs, including reasonable attorneys’ fees and expenses of appeal, if any.
     Section 6.8 Confidential Information. In the performance of services under this Agreement, Manager and Manager’s employees may be exposed to proprietary information of Owner, which shall be expressly identified, in writing as “Confidential Information” by Owner. Manager shall not use such information or disclose it by publication or otherwise to any other person during the term of this Agreement and for a one (1) year period following its expiration or termination, except as required by law.
     In the event either party needs to disclose specific confidential information to the other party in order for Manager to perform services under this Agreement, such information shall be clearly identified as confidential and disclosed only pursuant to a supplemental agreement dealing with the rights and obligations of the parties with respect to confidential information.
     To the extent necessary to satisfy the provisions of this section of the Agreement, Manager shall require employees, contractors, agents and others performing work under this Agreement to enter into such agreements as may be required to implement the provisions of this section.
     Section 6.9 Ownership of Materials. All reports, memoranda or other materials in written or machine readable form prepared by Manager pursuant to this Agreement and furnished to Owner by Manager shall become the sole property of Owner. Manager may retain a copy of such materials for its records.
     Information disclosed to Owner by Manager or contained in any written or machine readable report, memorandum or other document regarding operating methods, property performance (other than information concerning actual performance of a Property), and market information and analysis pertaining to properties not covered by this Agreement shall be considered Confidential Information and the sole property of the Manager, except to the extent that such information is publicly available. Owner shall have the right, without limitation, to make internal use of such Confidential Information
     Section 6.10 Taxes. Manager shall bill Owner for all applicable sales, use, excise, and gross receipts taxes payable to any taxing authority with respect to payments made to Manager or to third parties for goods and services with respect to the management and operation of the Properties, unless Owner provides Manager with valid and appropriate exemption certificates or a direct payment permit number.
     Manager shall be responsible to pay taxes on its own income.
     Section 6.11 Severability. If any provision or term of this Agreement shall be determined by any court of competent jurisdiction to be invalid or unenforceable for any reason whatsoever, the remainder of this Agreement or the application of such provision to such person or circumstances, other than those as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent of law.
     Section 6.12 Counterparts. This Agreement may be executed in a number of identical counterparts, each of which for all purposes is deemed an original, and all of which constitute collectively one agreement; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.
     Section 6.13 Equal Opportunity. Manager agrees that, during the term hereof, Manager will not discriminate against any employee or applicant for employment because of race, color, religion, sex or national origin. Manager fully adheres to all the requirements of Executive Order No. 11246, as amended; Section 503 of the Rehabilitation Act of 1973, as amended; and The Vietnam Era Veterans Readjustment Assistance Act of 1974, as amended; and all other related state and federal laws.
     Section 6.14 Headings. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.
     Section 6.15 Representations. Manager and Owner each represent and warrant that each has full power and authority to enter into this Agreement and discharge their duties hereunder.

     Section 6.16 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the management of the Properties. Any modification, change or amendment of this Agreement shall be in writing and executed by an authorized representative of Owner or Manager.
     Section 6.17 Non-Solicitation. Owner agrees not to, directly or indirectly, hire or engage, or arrange for or attempt to arrange for or persuade any other person to hire or engage, any employee of Manager while such employee is employed by Manager and for a period of one year after the termination of such person’s employment by Manager; including without limitation engaging such Manager employee or former employee as an independent contractor or as an employee of any person other than Manager or any affiliate of Manager. In addition to all other remedies available to Manager for breach of this provision, Owner agrees to pay Manager, as liquidated damages and not as a penalty, the sum of $100,000 for each employee hired directly or indirectly by Owner or any other person in violation of this Section 6.17.
     Section 6.18 Payments. All fees, commissions and reimbursable expenses of Manager shall be due and payable by Owner to Manager as provided in this Agreement without further requirement for any notice or demand therefor. Any other payment due from one party to the other under this Agreement shall be due and payable ten (10) days following demand therefor, and failure to make such payments shall constitute a default under this Agreement. All delinquent payments hereunder shall earn interest at the rate equal to Prime plus two percent (2%) per annum form the date due until paid. For purpose of this Agreement, “Prime” shall mean the “prime rate” quoted by Citibank, N.A. from time to time as its prime commercial rate.
     Section 6.19 Survival. The provisions of Articles IV, V and Sections 1.4, 2.2 (with respect to Fees that are unpaid as of expiration or termination), 6.2, 6.3, 6.4, 6.6, 6.7, 6.9, 6.17 and 6.18 of this Agreement shall survive the expiration or termination of the term of this Agreement.
[signature page follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

OWNER:	Grubb & Ellis Realty Advisors, Inc.

By:

Name:

Title:

MANAGER:	Grubb & Ellis Management Services, Inc.

By:

Name:

Title:

EXHIBIT A
Legal Description

SCHEDULE 1
Financial Reports
     The following reports shall be prepared and delivered to Owner on or before the twentieth (20th) calendar day of the month immediately succeeding the last month to which such reports pertain:
The following reports shall be prepared on an accrual basis, in accordance with generally accepted accounting principles:
Executive Summary
Balance Sheet
Income Statement
General Ledger
Rent Roll (including Accounting Rent Roll and Operations Rent Roll)
Capital Improvements Report Aged Delinquency Report
Open Invoice List
Check Register
Distribution List
Bank Reconciliation

SCHEDULE 2
Security Deposits for Tenants
as of Commencement of Agreement

SCHEDULE 3
Reimbursable Personnel

Position	Annual Salary Range*	Percentage Allocation **

*	Includes range of actual salary/wages paid to employee; does not include other personnel costs (e.g. – estimated bonus, benefits, insurance, payroll taxes, severance).

**	Percentage of total personnel cost of employee allocated to the Property.